Exhibit 10.6
NONQUALIFIED STOCK OPTION AWARD

Award Date (mm/dd/yyyy) #GrantDate#	Option Shares #QuantityGranted#	Exercise Price $#GrantPrice#	Expiration Date (mm/dd/yyyy) #ExpirationDate#
THIS CERTIFIES THAT UnitedHealth Group Incorporated, on behalf of itself and its subsidiaries, related and affiliated companies, and all divisions, successors, and assigns of them (collectively, the “Company”) has on the award date specified above (the “Award Date”) granted to
#ParticipantName#
(the “Participant”) the option (the “Option”) to purchase that number of shares of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), indicated above (the “Option Shares”). The Option that this Award represents will expire on the expiration date indicated above (the “Expiration Date”), unless it is terminated prior to that time in accordance with this Award.
The Option Shares represented by this Award shall become exercisable as follows: __% on each of the __________ anniversaries, unless the Option shall have terminated or the vesting shall have accelerated as provided in this Award. Once the Option has become exercisable for all or a portion of the Option Shares, it will remain exercisable for all or such portion of the Option Shares, as the case may be, until the Option expires or is terminated as provided in this Award.
By accepting this Award, the Participant acknowledges that the Participant will not have any of the rights of a shareholder with respect to the Option Shares until the Option has been duly exercised and the exercise price indicated above (the “Exercise Price”), and applicable withholding taxes paid in accordance with this Award. The Participant further acknowledges and agrees that the Company may deliver, by electronic mail, the use of the Internet, including through the website of the agent appointed by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”) to administer the UnitedHealth Group Incorporated 2020 Stock Incentive Plan (the “Plan”), the Company intranet web pages or otherwise, any information concerning the Company, this Award, the Plan pursuant to which the Company granted this Award, and any information required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
This Option is subject to the further terms and conditions set forth below and to the terms of the Plan. A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.
* * * * *
1.Nonqualified Option. The Company does not intend that the Option shall be an Incentive Stock Option governed by the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2.Termination of Option. The Option shall terminate on the Expiration Date. The Option shall terminate prior to the Expiration Date if the Participant ceases to be employed by the Company or any Affiliate, except that:

(a)General. Except as expressly provided in Section 12 or this Section 2, if prior to vesting of the Option as set forth herein, the Participant ceases to be an employee of the Company or any Affiliate for any reason (voluntary or involuntary), then the Participant may, at any time within the period set forth in the applicable provision below, exercise the Option to the extent of the full number of Option Shares which were exercisable and which the Participant was entitled to purchase under the Option on the date of the termination of his or her employment.
(b)Death or Long-Term Disability. If the Participant dies while employed by the Company or any Affiliate, or if the Participant’s employment by the Company or any Affiliate is terminated due to the Participant’s failure to return to work as the result of a long-term disability which renders the Participant incapable of performing his or her duties as determined under the provisions of the long-term disability insurance program of the Company or the Affiliate by which the Participant is employed (“Disability”), then: (i) all unvested Option Shares hereunder shall immediately vest and be exercisable, and (ii) the Participant (or the Participant’s personal representatives, administrators or guardians, as applicable, or any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution) may, at any time within the shorter of (1) the Expiration Date of the Option, or (2) a period of five years after the Participant’s death or Disability or for such other longer period established at the discretion of the Committee, exercise the Option.
(c)Severance. Subject to Section 12, if Participant’s employment with the Company or any Affiliate terminates at a time when Participant is not eligible for Retirement (as defined below) and, in the circumstances, Participant is entitled to severance or separation pay, the following provisions will apply. If the Participant is entitled to severance under the Company’s severance pay plan as in effect on the date hereof and the Participant is not eligible for Retirement (as defined below) at the time of termination of employment, then the Option shall continue to vest and become exercisable for the period of such severance. If Participant is entitled to severance or separation pay under an employment agreement entered into with the Company or an Affiliate on or prior to the date hereof, then the Option shall continue to vest and become exercisable for the period of such severance or separation pay that Participant is entitled to receive under that agreement as in effect on the date hereof. In either case, should the Participant be paid in a lump sum versus bi-weekly payments, the Option shall continue to vest for the time in which severance or separation pay would have been paid had it been paid bi-weekly. If the Participant is entitled to severance or separation pay under a plan or agreement other than under the Company’s severance pay plan or an employment agreement entered into with the Company or an Affiliate, then vesting of the Option shall continue for three months from the date of termination, regardless of the period for which severance or separation pay is payable. Any portion of the Option that vests after the Participant’s termination of employment pursuant to this Section 2(c) may be exercised during the Exercise Period (as defined below). For avoidance of doubt, any Options that are unvested on the date of termination of Participant’s employment and do not vest under the schedule set forth herein during the applicable severance or separation pay period identified above in this Section 2(c) shall be forfeited. For the purposes of this Section 2(c), “Exercise Period” shall mean the greater of: (i) a period of three months after the date of termination of the Participant’s employment; (ii) a period of three months after vesting ceases as provided in Section 2(c) if Participant receives severance or separation pay; or (iii) such other longer period established at the discretion of the Committee, but in no event later than the Expiration Date determined without regard to this Section 2(c).
(d)Retirement. If the Participant’s employment by the Company or any Affiliate is terminated and at the time of termination the Participant is eligible for Retirement, then (i) the Option shall continue to vest and become exercisable as if such termination of employment had not occurred and (ii) the Participant may, at any time within the shorter of (1) the Expiration Date of the Option, or (2) a period of five years after such termination of employment or for such other longer period established at the discretion of the Committee, exercise the Option to the extent of the full number of Option Shares which are then exercisable.
(e)Anything else contained in this Award certificate notwithstanding, the Option shall in no event be exercisable after the Expiration Date.
(f)For purposes of this Award, “Retirement” means the termination of employment of a Participant who is age 55 or older with at least ten years of Recognized Employment with the Company or any Affiliate other than by reason of (i) death or Disability or (ii) Cause. Notwithstanding the terms of any other agreement heretofore or hereafter entered into between the parties that reference retirement, Participant and the Company acknowledge and agree that for purposes of calculating years of service for retirement eligibility, Participant will receive three point seven (3.7) years of service credit for each year he remains employed with the Company after February 3, 2021. If, prior to February 3, 2023, Participant is terminated by the Company without Cause or if Participant terminates employment for Good Reason, as defined in Participant’s employment agreement effective February 3, 2021, Participant will be deemed to have met the applicable age and service requirements and will be retirement eligible.
(g)For purposes of this Award, “Recognized Employment” shall include only employment since the Participant’s most recent date of hire by the Company or any Affiliate and shall not include employment with a company acquired by the Company or any Affiliate before the date of such acquisition.
3.Forfeiture of Option and/or Recoupment of Shares. This section sets forth circumstances under which the Participant shall forfeit all or a portion of the Options or be required to repay the Company for the value realized in respect of all or a portion of the Options.
(a)If participant is subject to and found in violation of the Company Recoupment and Cancellation Policy, as in effect from time to time (the “Policy”), the Participant’s outstanding Options, whether vested or unvested, may be forfeited, and the Participant may be required to repay the amount realized upon the exercise of previously vested Options, to the extent and in the manner provided for in the Policy.
(b)Violation of Restrictive Covenants. If the Participant violates any provision of the Restrictive Covenants in Section 4 of this Award certificate, then any (i) unvested Options and (ii) Options that vested within one year prior to the Participant’s termination of employment with the Company or any Affiliate or at any time after such termination of employment and that have not been exercised shall be immediately cancelled and rendered null and void without any payment therefor (the “Forfeited Options”). If any such Forfeited Options have been exercised prior to the Participant’s violation of the Restrictive Covenants, the Participant shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock having a value equal to the amount described in this Section 3(b) below.
To the extent that such Option Shares have been sold, the amount shall be the aggregate proceeds received from such sale of the net Option Shares acquired after payment of the Exercise Price and any applicable taxes (“Net Option Shares”). To the extent that the Net Option Shares have not been sold at the time Company demand is made, the amount shall be the aggregate Fair Market Value of the Net Option Shares on the date the Forfeited Options were exercised.
To the extent that such Option Shares have been sold, the amount shall be the aggregate proceeds received from such sale of the Net Option Shares. To the extent that the Net Option Shares have not been sold at the time Company demand is made, the amount shall be the aggregate Fair Market Value of the Net Option Shares on the date the Covered Options were exercised.
(c)In General. This section does not constitute the Company’s exclusive remedy for the Participant’s violation of the Restrictive Covenants or commission of fraudulent conduct. As the forfeiture and repayment provisions are not adequate remedies at law, the Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations, except that, if unvested Option Shares continue to vest under Section 2 following the termination of Participant’s employment with the Company or any Affiliate, then, with respect to the Restrictive Covenants in Sections 4 (c) or (d) below, the maximum period of time to which Company shall be entitled to injunctive relief is a total of two (2) years following the termination of Participant’s employment with the Company or any Affiliate, not counting any time period that Participant is in violation of the Restrictive Covenants in Sections 4(c) or (d) below and during which time the running of the time periods for the restrictions set forth in Sections 4(c) and (d) of this Agreement shall be tolled as permitted by applicable law such that the running of the two (2) year time period shall commence only once Participant is in compliance with the Restrictive Covenants. The provisions in this section are essential economic conditions to the Company’s grant of Options to the Participant. By receiving the grant of Options hereunder, the Participant agrees that the Company may deduct from any amounts it owes the Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company) to the extent of any amounts the Participant owes the Company under this section. The provisions of this section and any amounts repayable by the Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the

Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and other applicable law.
4.Assignment and Restrictive Covenants. In consideration of the terms of this Award certificate and the Company’s sharing of Confidential Information with the Participant, which the Participant agrees constitute adequate and sufficient mutually agreed consideration, the Participant agrees to the Restrictive Covenants set forth below in this Section 4.
(a)Assignment of Intellectual Property. Participant agree to assign and hereby assigns to Company all rights, titles and interests Participant may have in or to any invention, innovation, computer program, software, database, discovery, idea, writing, improvement, process, technique or other works (collectively "Intellectual Property") whether or not patentable or registrable under copyright or similar statutes, created or conceived by Participant, either alone or jointly with others, during Participant’s employment that: (i) relates in any manner to the actual or anticipated business, research, or development of Company; (ii) results from work assigned to or performed by Participant for Company; and/or (iii) is conceived of or made with the use of Company systems, equipment, supplies, materials, facilities, computer programs, confidential information and/or trade secret information (collectively “Company Resources”). This assignment does not apply to Intellectual Property that meets all of the following criteria: (i) no Company Resources were used in its creation; (ii) the Intellectual Property was developed entirely on Participants own time; (iii) at the time of conception or reduction to practice the Intellectual Property does not relate to Company’s business, actual or anticipated research or development; and (iv) the Intellectual Property does not result from any work performed by Participant for Company. Participant shall disclose to Company all Intellectual Property developed during Participant's employment so that Company may determine any rights it many have in such Intellectual Property.
(b)Non-Disclosure. Participant has or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Confidential Information”) in the course of Participant’s employment. Examples of Confidential Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and data bases, analytical models, customer lists and information, and supplier and vendor lists and other information which is not generally available to the public. Participant shall not disclose or use Confidential Information, either during or after Participant’s employment with the Company, except (i) as necessary to perform Participant’s duties, (ii) as the Company may consent in writing, or (iii) as permitted by Section 4(g) below.
(c)Non-Solicitation. During Participant’s employment and for two years after the later of (i) the termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled vesting date under this Award certificate, Participant shall not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner, shareholder, or in any other individual or representative capacity:
(i)Solicit or conduct business with any business competitive with the Company from any person or entity: (A) who was a Company provider or customer within the 12 months before Participant’s employment termination and with whom Participant had contact regarding the Company’s activity, products or services, or for whom Participant provided services or supervised employees who provided those services, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity, or (B) was a prospective provider or customer the Company solicited within the 12 months before Participant’s employment termination and with whom Participant had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts, or about whom Participant learned Confidential Information during employment related to the Company’s provision of products and services to such person or entity;
(ii)Raid, hire, employ, recruit or solicit any Company employee or consultant who possesses Confidential Information of the Company to leave the Company;

(iii)Induce or influence any Company employee, consultant, or provider who possesses Confidential Information of the Company to terminate his, her or its employment or other relationship with the Company; or
(iv)Assist anyone in any of the activities listed above.
(d)Non-Competition. During Participant’s employment and for one year after the later of (i) the termination of Participant’s employment with the Company for any reason whatsoever or (ii) the last scheduled vesting date under this Award certificate, Participant shall not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner, shareholder, or in any other individual or representative capacity:
(i)Engage in or participate in any activity that competes, directly or indirectly, with any Company activity, product or service that Participant engaged in, participated in, or had Confidential Information about during Participant’s last 24 months of employment with the Company; or
(ii)Assist anyone in any of the activities listed above.
(e)Geographic Scope.
(i)Participant’s obligations under subsections 4(c) and (d) of this “Assignments and Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.
(ii)Participant’s obligations under this “Assignments and Restrictive Covenants” section shall also apply in any country outside the United States with respect to which Participant had responsibility for any UnitedHealth Group activity, product or service in that country.
(f)Return of Property. Participant agrees that all tangible materials (whether originals or duplicates), including, but not limited to, notebooks, computers, files, reports, proposals, price lists, lists of actual or potential customers or suppliers, talent lists, formulae, prototypes, tools, equipment, models, specifications, technical data, methodologies, research results, test results, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically, memoranda, and notes, in Participant’s possession, custody, or control which in any way relate to the Company’s business and which are furnished to Participant by or on behalf of the Company or which are prepared, compiled or acquired by Participant while working with or employed by the Company shall be the sole property of the Company. At any time upon the request of the Company, and in any event promptly upon termination of Participant’s employment with the Company, but in any event no later than two (2) business days after such termination, Participant shall deliver all such materials to the Company and shall not retain any originals or copies (including electronically) of such materials.
(g)No Restriction on Protected Activities. Nothing in this Award certificate prohibits Participant from disclosing information in good faith to any governmental agency, legislative body, or official regarding an alleged violation of law or regulation or otherwise protected under applicable law, including, without limitation, the National Labor Relations Act, the Defend Trade Secrets Act, and any rule or regulation promulgated by the Securities and Exchange Commission, the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other federal, state, or local government agency. Participant acknowledges that, through this Section 4(g), the Company has provided Participant with written notice that, pursuant to the Defend Trade Secrets Act, 8 USC § 1833(b), an employee, consultant, or contractor of an employer may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of an employer’s trade secrets, so long as such disclosure is made solely: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Participant understands that, pursuant to 18 USC § 1831 et seq., an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. The foregoing immunities provided under 18 USC § 1831 et seq. do not apply to any disclosure of Confidential Information or trade secrets of an employer’s clients, customers, or counterparties, or of any other third parties. For purposes of this paragraph solely, “trade secret” has the meaning set forth in 18 USC § 1839.
(h)Exceptions. Notwithstanding the foregoing, this Section 4 will apply only to the extent permissible under provisions of the ABA Model Rules of Professional Conduct, or any applicable state counterpart regarding restrictions on the right to practice law.
(i)Acknowledgment of Obligations. By accepting the Award, Participant agrees that the provisions of this Section 4 are reasonable and necessary to protect the legitimate interests of the Company. Participant further acknowledges that Participant’s obligations under this Section 4 are in addition to, and do not limit, any and all obligations concerning the same subject matter arising under any applicable law, including, without limitation, common law and statutory law relating to fiduciary duties and trade secrets. To the extent Participant and the Company agree at any time to enter into separate agreements containing restrictive covenants or assignment of intellectual property with different or inconsistent terms than those contained herein, Participant and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Assignment and Restrictive Covenants contained herein.
5.Manner of Exercise.
(a)In General. On the terms set forth herein, the Option may be exercised by the Participant in whole or in part from time to time by delivering notice of exercise (in a form and manner acceptable to the Company) to the Company or the Committee’s designated agent, accompanied by payment of the Exercise Price and any applicable withholding taxes in cash or its equivalent, or by any of the following methods, subject to such limitations and restrictions as the Committee may establish (i) by a cashless exercise program established pursuant to Regulation T of the Federal Reserve Board, (ii) by delivery of shares of Common Stock already owned by the Participant, (iii) by withholding shares of Common Stock from the total number of shares of Common Stock acquired upon exercise under the Option having a fair market value, on the exercise date, equal to the aggregate Exercise Price and any applicable withholding taxes, or (iv) by a combination of any of the preceding methods or such other methods as the Committee may permit.
(b)Automatic Exercise. To the extent the vested and exercisable portion of the Option remains unexercised as of the close of business on the date the Option expires (the Expiration Date or such earlier date that is the last date on which the Option may be exercised pursuant to the terms of this Award certificate), that portion of the Option will be exercised without any action by the Participant in accordance with the terms of this Certificate if the Fair Market Value of a Share on that date is at least $0.01 greater than the Exercise Price and the exercise will result in Participant receiving at least one Share.
(c)Satisfaction of Securities Laws. Notwithstanding anything to the contrary in this Award certificate, the Company shall not be required to issue or deliver any shares of Common Stock upon exercise of any Option until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration of the shares under federal and state securities laws).
(d)Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or any Affiliate employing Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant's responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to the exercise of the Option and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the grant date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by (i) withholding from Participant's wages or other cash compensation paid to Participant by the Company and/or the Employer, and/or (ii) withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant's behalf pursuant to this authorization without further consent). Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan that are not satisfied by any of the means previously described. The Company may refuse to deliver the shares of Common Stock to Participant if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this Section.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Participant is deemed to have been issued the full number of shares of Common Stock subject to the exercised Award, notwithstanding that a number of shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
Further, without limitation to the foregoing, if Participant is subject to tax in the United Kingdom, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf. Notwithstanding the foregoing, Participant understands and agrees that if Participant is a director or an executive officer of the Company (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Participant may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by Participant, if the indemnification could be considered a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. Participant understands and agrees that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit which the Company or the Employer may recover from Participant by any of the means referred to in this Section 6.
6.No Guarantee of Employment. This Award does not confer on the Participant any right to continued employment or any other relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate Participant at any time. Participant’s employment with the Company is at will.
7.No Transfer. During the Participant’s lifetime, only the Participant can exercise the Option. The Participant may not transfer the Option except by will or the laws of descent and distribution. Notwithstanding the foregoing, the Option may be transferred to an alternate payee pursuant to the terms of a domestic relations order (as such terms are defined by Section 414(p) of the Code), provided that (i) the Participant is an employee at the time the domestic relations order is entered, (ii) the Option was outstanding at the time the domestic relations order is entered, and (iii) the transfer otherwise satisfies all requirements of the Plan and any limitations and requirements established by the Committee. Any attempt to otherwise transfer the Option shall be void.
8.Special Restriction on Transfer for Certain Participants. If the Participant is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 issued thereunder, as such status is reasonably determined from time to time by the Board of Directors of the Company (a “Section 16 Officer”), at any time that the Option is exercised in whole or in part and the Company has theretofore communicated the Participant’s status as a Section 16 Officer to the Participant, the following special transfer restrictions apply to any shares of Common Stock acquired upon the exercise of the Option. One-third (1/3) of the net number of any shares of Common Stock acquired upon the exercise of the Option at a time when the Participant is a Section 16 Officer (including any shares of Common Stock or other securities subject to the Option following any adjustment made pursuant to the Option or Section 7 of the Plan) must be retained, and may not be sold or otherwise transferred, for a period of at least one year following the date the Option is exercised. For purposes of the Option, the “net number of any shares of Common Stock acquired” shall mean the number of shares of Common Stock received with respect to the particular exercise after reduction for any shares of Common Stock withheld by or tendered to the Company, or sold on the market, to cover the Exercise Price of the Option and/or to cover any federal, state, local or other payroll, withholding, income or other applicable tax withholding required in connection with the exercise of the Option. The restrictions of this Section 10 are in addition to, and not in lieu of, the restrictions imposed under other Company policies and applicable laws.
9.Adjustments to Option Shares. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Option (including, without limitation, the benefits or potential benefits of provisions relating to the term, vesting or exercisability of the Option), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, adjust any or all of (a) the number and type of shares (or other securities or other property) subject to the Option and (b) the exercise price with respect to the Option; provided, however, that the number of shares covered by the Option shall always be a whole number. Without limiting the foregoing, if any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another entity, or the sale of all or substantially all of the Company’s assets to another entity, shall be effected in such a way that holders of the Company’s Common Stock shall be entitled to receive stock, securities, cash or other assets with respect to or in exchange for such shares, the Participant shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Award certificate and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the Option, with appropriate adjustments to prevent diminution or enlargement of benefits or potential benefits intended to be made available under the Option, such shares of stock, other securities, cash or other assets as would have been issued or delivered to the Participant if the Participant had exercised the Option and had received such shares of Common Stock prior to such reorganization, reclassification, consolidation, merger or sale. The Company shall not effect any such reorganization, consolidation, merger or sale unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such reorganization, consolidation or merger or the entity purchasing such assets shall assume by written instrument the obligation to deliver to the Participant such shares of stock, securities, cash or other assets as, in accordance with the foregoing provisions, the Participant may be entitled to purchase or receive.
10.Certain Terminations on or After Change in Control. Notwithstanding the other vesting provisions set forth herein, but subject to the other terms and conditions set forth herein, the Option shall become fully vested and exercisable if, on or within two years after the effective date of a Change in Control, the Participant ceases to be an employee of the Company or any Affiliate as a result of a termination of employment (i) by the Participant for Good Reason, (ii) by the Company or any Affiliate without Cause, (iii) at a time when Participant is eligible for Retirement, (iv) due to Participant’s Disability, or (v) in the circumstances described in Section 2(c); provided that in the case of a termination for Good Reason, the Option shall vest if the Participant gives written notice of the circumstances constituting Good Reason within two years after the effective date of the Change in Control, if the Company fails to cure the circumstances constituting Good Reason within 60 days of the receipt of such notice and the Participant resigns within 30 days after the end of the cure period, all as provided in Section 10(d). For purposes of this Award certificate:
(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
(b) “Cause” shall mean Participant’s (a) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (b) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Code of Conduct, as may be amended from time to time, (c) conviction of any felony, (d) commission of any criminal, fraudulent, or dishonest act in connection with Participant’s employment, (e) breach of any of the Restrictive Covenants in Section 4 of this Award certificate or a material breach of any employment agreement between Participant and the Company or any Affiliate, if any, or (f) conduct that is materially detrimental to the Company’s interests. The Company will, within 120 days of discovery of the conduct, give Participant written notice specifying the conduct constituting Cause in reasonable detail and Participant will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 120 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.
(c) “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company; provided, however, that such a sale, merger or other event must also constitute either (i) a “change in the ownership” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (ii) a “change in the effective control” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (replacing “30 percent” with “50 percent” as used in such regulation), or (iii) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).
(d) “Good Reason” shall mean the occurrence of any of the following without Participant’s written consent, in each case, when compared to the arrangements in effect immediately prior to the Change in Control:
(i) any reduction in Participant’s base salary or target bonus expressed as a percentage of the Participant’s base salary, other than a reduction that is pursuant to a general reduction affecting a group of employees;
(ii) a change in the principal location at which the Participant is required to perform his or her duties, if the new location is 50 miles or more further from the Participant’s principal residence than the original location; or
(iii) a material diminution in Participant’s duties, responsibilities or authority; or
(iv) a change in Participant’s reporting relationship.
Participant will, within 120 days of discovery of such circumstances, give the Company written notice specifying the circumstances constituting Good Reason in reasonable detail and, upon receipt of such notice, the Company shall have 60 days to cure the circumstances constituting Good Reason. Failure by Participant to provide written notice of the grounds for Good Reason within 120 days of discovery, or failure by the Participant to resign within 30 days after the end of the Company’s 60-day cure period, shall be a waiver of Participant’s right to assert the subject circumstance as a basis for termination for Good Reason.
(e) Possible Acceleration of Vesting; Payment in Satisfaction of Option. If the Option is terminated pursuant to a Change in Control and is not assumed by a party to the Change in Control (and no such party issues a new award in substitution for the Award, as determined by the Committee), the Committee may provide for immediate vesting of the Option, and the issuance of shares of Common Stock, securities of a party to the Change in Control, or cash, or any combination thereof, in full satisfaction of the Option.
11.Miscellaneous.
(a) No Trust. Neither the Plan nor the Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.
(b) Record of Award. An original record of this Award certificate and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this

Award certificate and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.
(c) Survival. The Restrictive Covenants in Section 4 and the provisions regarding the forfeiture of Options and recoupment of shares of Common Stock shall survive termination of the Option.
(d) Choice of Law, Injunctive Relief, Attorney’s Fees and Jury Trial. Participant consents to the law of Minnesota exclusively being applied to any matter arising out of or relating to this Award certificate, without regard to its conflict of law principles, and exclusively to personal and subject matter jurisdiction in the state and federal courts of Minnesota for any dispute relating to this Award certificate or Participant’s relationship with the Company. In the event of a breach or a threatened breach of this Award by Participant, Participant acknowledges that the Company will face irreparable injury which may be difficult to calculate in dollar terms and that the Company shall be entitled, in addition to remedies otherwise available at law or in equity, to temporary restraining orders and preliminary injunctions and final injunctions without the posting of a bond enjoining such breach or threatened breach. Should the Company successfully enforce any portion of this Award certificate before a trier of fact or in an arbitration proceeding, the Company shall be entitled to all of its reasonable attorney’s fees and costs incurred as a result of enforcing this Award certificate against Participant. Participant waives all rights or entitlement to a jury trial for any matter arising out of or relating to this Award certificate.
(e) Code Section 409A. It is intended that this Award and any amounts payable under this Award shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Award certificate shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Participant. To the extent that the time or form of payment of any benefit pursuant to this Award would violate the terms of Section 409A, the Committee may revise the time or form of payment to conform to Section 409A. Notwithstanding the foregoing, in no event shall the Company, any Affiliate, the members of the Committee, or any other person have any liability for any additional tax, penalty or interest imposed on Participant by reason of Section 409A or otherwise.
(f) No Waiver. No waiver of any breach of any provision of this Award certificate by the Company shall be effective unless it is in writing, and no waiver shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Award certificate shall be severable, and if any provision of this Award certificate is found by any court or arbitrator to be unenforceable, in whole or in part, the remainder of this Award certificate shall nevertheless be enforceable and binding on the parties. Participant also agrees that a court or arbitrator may modify any invalid, overbroad or unenforceable term of this Award certificate so that such term, as modified, is valid and enforceable under applicable law, and that a court or arbitrator is authorized to extend the length of the Restrictive Covenants in Section 4 of this Award certificate for any period of time in which Participant is in breach of the Restrictive Covenants or as necessary to protect the legitimate business interests of Company. Further, Participant affirmatively states that Participant has not, will not, and cannot rely on any representations not expressly made herein. The terms of this Award certificate shall not be amended by Participant or Company except by the express written consent of the Company and Participant.
(g) Consideration Period; Right to Consult with Counsel. By the Participant’s acceptance below, the Participant acknowledges and agrees that the Company provided the Participant with at least ten (10) business days to review and consider this Award certificate and that voluntarily accepting this Award certificate before the expiration of ten (10) business days shall serve as a waiver of the ten (10) day review period. The Participant has the right and is advised to consult with counsel of his/ her choice before signing this document.
(h) Assignability and Change of Position. The rights and/or obligations herein may be assigned by the Company without Participant’s consent and shall bind and inure to the benefit of the Company’s successors, assigns, and representatives. If the Company makes any assignment of the rights and/or obligations herein, Participant agrees that this Award certificate shall remain binding upon Participant in any event.
12.Nature of Awards. By accepting the Award, Participant acknowledges the following:

(a)the Plan is established voluntarily by the Company, and the Option granted thereunder is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Option, hereunder, and any future grant of Options under the Plan is entirely exceptional, voluntary and occasional, and at the sole discretion of the Company. Neither this Award of the Option nor any past or future Award of Options by the Company shall be deemed to create any contractual or other obligation to Award any right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;
(c)all decisions with respect to future Option or other award grants, if any, will be at the sole discretion of Company;
(d)Participant’s participation in the Plan is voluntary;
(e)the Option and any shares of Common Stock acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;
(f)the Option and shares of Common Stock acquired under the Plan, and the income from and value of same, are an extraordinary item of compensation outside of the scope of Participant’s employment. As such, the Options and shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-term service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;
(g)the future value of the underlying Option Shares is unknown and cannot be predicted with certainty;
(h)if the underlying Option Shares do not increase in value, the Option will have no value;
(i)if Participant exercises the Option and acquires Option Shares, the value of those Shares may increase or decrease in value, even below the Exercise Price;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Participant's employment or other service relationship with the Company or any Affiliate (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any);
(k)for purposes of this Award, Participant’s employment will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any); and (ii) the period (if any) during which Participant may exercise the Option after such termination of employment will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s employment or service agreement, if any; the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of Participant’s Option grant (including whether Participant may still be considered to be providing services while on a leave of absence);
(l)if Participant is providing services outside the U.S., neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the

U.S. Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise;
(m)unless otherwise provided in the Plan or by the Company in its discretion, the Options and the benefits evidenced by this Agreement do not create any entitlement to have the Options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Option Shares;
(n)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan; and
(o)Participant should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
13.Data Privacy Notice and Consent.
a.Declaration of Consent. By accepting the Award via the Company’s acceptance procedure, Participant is declaring that Participant agrees with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in the Participant's country.
b.Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about Participant, including, but not limited to, Participant's name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or any other entitlement to shares awarded, canceled, settled, vested, unvested or outstanding in Participant's favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant's consent.
c.Plan Administration Service Providers. The Company will transfer Data to Fidelity Stock Plan Services, LLC, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select different or additional service providers in the future and may share Data with such other provider(s) serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with Fidelity Stock Plan Services, LLC, with such agreement being a condition to the ability to participate in the Plan.
d.International Data Transfers. Participant understands that his or her country of residence may have enacted data privacy laws that are different from the laws governing the Company or its service providers. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Data in, or the transfer of Data to, the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Participant might not have enforceable rights regarding the processing or transfer of the Participant's Data in and/or to such countries. The Company’s legal basis for the transfer of Data is the Participant's consent.
e.Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant's participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.
f.Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and Participant is providing the consents herein on a purely voluntary basis. Participant understands that the Participant may withdraw consent at any time with future effect for any or no reason. If Participant does not consent, or if Participant later seek to revoke consent, the Participant's salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to offer Options to the Participant or otherwise administer or maintain the Participant's participation in the Plan.

g.Data Subject Rights. Participant understands that data subject rights vary depending on the applicable law and that, depending on where the Participant is based and subject to the conditions set out in the applicable law, Participant may have, without limitation, the rights to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Participant's jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant understands that Participant can contact his or her local human resources representative.

By clicking the “Accept” or similar button implemented into the relevant web page or platform, Participant declares, without limitation, the Participant's consent to the data processing operations described in this Agreement. Participant understands and acknowledges that Participant may withdraw consent at any time with future effect for any or no reason as described in sub-section (f) above.
14.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Option Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
15.Insider Trading Restrictions and Market Abuse Laws. Participant acknowledges that, depending on Participant’s or Participant’s broker’s country of residence or where the Company shares of Common Stock are listed, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to accept, acquire, sell or otherwise dispose of Company shares of Common Stock, rights to Option Shares (e.g., Options) or rights linked to the value of shares of Common Stock (e.g., phantom awards, futures) during such times as Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and that Participant should speak to his or her personal advisor on this matter.
16.Electronic Acknowledgment.
An authorized representative of the Company has signed the Agreement below. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through the current on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future. Participant acknowledges and agrees that Participant has carefully reviewed this Agreement and the Plan, and these documents set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior or contemporaneous oral and written agreements with respect thereto.
Participant's designation/election via the current plan administrator’s website that Participant has read and accepted the terms of this Agreement and the terms and conditions of the Plan is considered Participant's electronic signature and his or her express consent to this Agreement and the terms and conditions set forth in the Plan.
Offer Date: #GrantDate#
By/s/ David E. Strauss, on behalf of UnitedHealth Group Incorporated
Acceptance Date: #AcceptanceDate#
Signed Electronically/Signed Manually: #Signature#